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                                                                      EXHIBIT 11

             PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                                   (UNAUDITED)


                                                          THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                          ------------------                   -----------------
                                                   MARCH 31,           MARCH 31,          MARCH 31,          MARCH 31,
                                                   ---------           ---------          ---------          ---------
                                                     1997               1996                1997               1996
                                                     ----               ----                ----               ----
PRIMARY INCOME (LOSS) PER SHARE

Common shares outstanding                          13,194,784        13,146,287         13,182,535         13,109,708

Assumed exercise of certain stock options             121,593           400,286             85,732            292,414
                                                  -----------       -----------        -----------        -----------

                                                   13,316,377        13,546,573         13,268,268         13,402,122
                                                  ===========       ===========        ===========        ===========
Income (loss) from continuing operations (in
thousands)                                        $     1,046       $    (4,660)       $     2,729        $    (2,163)

Loss from discontinued operations, net (in                 --            (7,162)            (9,914)            (8,915)
thousands)
                                                  -----------       -----------        -----------        -----------

Net income (loss) (in thousands)                  $     1,046       $   (11,822)       $    (7,185)       $   (11,078)
                                                  ===========       ===========        ===========        ===========

Primary income (loss) per share continuing        $      0.08       $     (0.35)       $      0.21        $     (0.17)

Primary loss per share discontinued                        --             (0.54)             (0.75)       $     (0.68)
                                                  -----------       -----------        -----------        -----------

Net income (loss) per share                       $      0.08       $     (0.89)       $     (0.54)       $     (0.85)
                                                  ===========       ===========        ===========        ===========


FULLY DILUTED INCOME (LOSS) PER SHARE

Common shares outstanding(1)                       13,194,784        13,146,287         13,182,535         13,109,708

Assumed exercise of certain stock options             121,593           400,286            114,506            346,235
                                                  -----------       -----------        -----------        -----------

                                                   13,316,377        13,546,573         13,297,042         13,455,943
                                                  ===========       ===========        ===========        ===========

Income (loss) from continuing operations (in      $     1,046       $    (4,660)       $     2,729        $    (2,163)
thousands)

Loss from discontinued operations, net (in                 --            (7,162)            (9,914)            (8,915)
thousands)
                                                  -----------       -----------        -----------        -----------

Net income (loss) (in thousands)                  $     1,046       $   (11,822)       $    (7,185)       $   (11,078)
                                                  ===========       ===========        ===========        ===========

Fully diluted income (loss) per share             $      0.08       $     (0.35)       $      0.21        $     (0.17)
continuing

Fully diluted (loss) per share discontinued                --             (0.54)             (0.75)             (0.68)
                                                  -----------       -----------        -----------        -----------

Fully diluted net income (loss) per share         $      0.08       $     (0.89)       $     (0.54)       $     (0.85)
                                                  ===========       ===========        ===========        ===========


(1) Convertible debentures have not been assumed converted for the fully diluted earnings per share as the effect would be anti-dilutive. Had the convertible debentures been included, the number of shares would have been increased by 3,450,000 to 16,766,377 and 16,996,573 for the three months ended March 31, 1997 and 1996, respectively, and by 3,450,000 to 16,747,042 and 16,905,943 for the nine months ended March 31, 1997 and 1996 respectively.

       As a result of reduced interest expense following conversion, the increase to net income (or decrease to net loss) would have been $647,000 for the three months ended March 31, 1997 and 1996, respectively and $1,941,000 for the nine months ended March 31, 1997 and 1996, respectively. These adjustments would have resulted in fully diluted earnings/(loss) per share of $0.10 and $(0.82) for the three months ended March 31, 1997 and 1996 respectively and $(0.31) and $(0.54) for the nine months ended March 31, 1997 and 1996 respectively.



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